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Code of Ethics Part I
General dealing provisions applicable to all staff
September 2023 (effective from 1 Sep 2023)

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Contents
Item 1. Introduction    2
Item 2. Business Conduct    2
Item 3. Definitions    3
Item 4. Scope    4
Item 5. Communication    4
Item 6. Responsibility to adhere    4
Item 7. General Conditions    5
Item 8. Pre-clearance    7
Item 9. Individual reporting    9
Item 10. Personal dealing folders and confidentiality    9
Item 11. Record keeping    9
Item 12. Monitoring and breaches    9
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Item 1. Introduction
This code is approved and adopted by the Board of Directors of Record Currency Management Limited, Record Currency Management (Switzerland) GmbH, Record Currency Management (US) Inc. and Record Asset Management GmbH (collectively throughout "the firm") and should be read in conjunction with the relevant firm's Compliance Manual.
Part I of the Code covers general dealing provisions applicable to all group employees and Part II concerns dealing in Record plc shares by group Directors, PDMRs and Specified Persons.
Part I applies to all employees representing the above firms, including its staff, directors, non executive directors, registered individuals and contractors.
Record employees are expected to comply with all applicable UK, US and EU laws, regulations and guidance, as applicable, as well as those of any other jurisdiction within which the relevant firm operates.
This code addresses the combined requirements under the statutory regulations of the UK Financial Conduct Authority (in particular COBS 11.7 Personal account dealing), and the federal securities laws and adopted rules of the US Securities and Exchange Commission (in particular rule 204A-l of the Investment Advisers Act 1940, rule 17j-l of the Investment Company Act 1940) and MiFID Ii.
Item 2. Business Conduct
The statutory regulations require that Record must ensure that:
1.The firm's customers are not disadvantaged by the personal account dealings of the firm's employees; and
2.The firm imposes standards of business conduct expected to prevent unlawful actions, such as defrauding client funds, making any untrue or misleading statements of material facts and manipulating client funds.
This code also seeks to address the management of conflicts of interest with an individual's obligations to the clients of the firm, caused by any trading or investments undertaken by the firm's employees on their own account.

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Item 3. Definitions
Reportable Security - means a designated investment as defined by the Financial Conduct Authority

•life policy with an investment element
•share
•debenture
•government and public security
•warrant
•certificate representing certain securities
•option
•fx spot, forward or option

•commodity option
•future
•commodity future
•rolling spot FX contract
•contract for differences
•spread bet
•rights to or interests in investments
•crypto security token
•derivative
It includes any of the above transacted within a wrapper of any kind (e.g. pension plan, ISA etc.).
This would not include FX for holiday, FX transactions to purchase a property or other investments where FX return is not the primary consideration.
It does not include non-investment life policy, or units within a collective investment scheme (unless the schemes are connected with Record business e.g. acting as adviser or own funds).
Prohibited Funds - means any client fund for which Record serves as investment manager or adviser.
Approved Person - means a person to whom the Financial Conduct Authority has given permission to undertake a Senior Manager role or any Certified Staff (incorporated under SM&CR). For the purposes of the code it also includes a person who is classed as an 'access person' under rule 17-j of the US Investment Company Act of 7940 where they are not an approved Person under the FSMA and any Principal or Associated Person registered under the CFTC requirements.
Associate - means any person (including members of your family, trusts, companies or partnerships) whose business or domestic relationship with you would give rise to a community of interest between you.
Beneficial Interest - means that an employee should generally consider themselves to have a beneficial interest in any securities in which they have a direct or indirect pecuniary interest. In addition, an employee should consider themselves to have a beneficial interest in securities held by a spouse or domestic partner, a dependent child, a relative or other person who resides in the employee's household, or by reason of any contract, arrangement, understanding or relationship that provides sole or shared voting or investment powers, unless the share is a 'No Knowledge' share.
Employees - means all group employees including staff, directors, non-executive directors, registered individuals and contractors.
No Knowledge Shares - shares held by a person who has a link with the employee where the employee does not have control over and does not have any involvement in, or provide advice on.
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Item 4. Scope
Record only trades a restricted list of instruments however to comply with the spirit and the letter of the requirements, Record has adopted a broad interpretation to ensure reporting of a wider list of instruments even though Record does not use these as part of investment services provided to clients. The Code applies to all trades where you are involved in the decision to trade.
For the avoidance of doubt, unless you are a Director, Person Discharging Managerial Responsibilities or Specified Person, Part I does not apply to any Record plc shares awarded as part of the Group Profit Share Scheme or the granting of options under the approved or unapproved option sections of the Share Scheme (NB as distinct from exercise) or shares purchased through the Group's SIP scheme. Directors and Persons Discharging Managerial Responsibilities still have reporting obligations and should refer to Part II for details.
However, the code does apply to the exercise of any options by all staff & staff decisions to accept any invitation to participate in the Joint Share Ownership Plan (JSOP).
The code applies to all employees representing the firm, including its staff, directors, non-executive directors, registered individuals and contractors (employees).

Item 5. Communication
All new employees are subject to appropriate reference and disclosure checks and will be required to sign a copy of this Code of Ethics as a condition of employment.
The Code of Ethics is available to all employees on the firm's intranet or Sharepoint site. Any material amendments will be notified via email to employees within 5 working days and all employees will have to acknowledge this update via return email.
It is important that all individuals understand the implications of this Code of Ethics. Any questions should be raised with the Compliance Function (compliance@recordfg.com).

Item 6. Responsibility to adhere
All employees are responsible for their own adherence to this policy and failure to adhere is acknowledged as a conduct issue, which is reportable to the FCA (SEC/CFTC/BaFin as applicable). Record keeping and reporting obligations are the sole responsibility of each member of staff. Personal Account trading is a personal choice and the decision to trade brings with it regulatory obligations.
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Item 7. General Conditions

7.1 Unlawful Actions

It is unlawful for any employee, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a fund1:

(a)To employ any device, scheme or artifice to defraud the funds of the firm or its clients;
(b)To make any untrue or misleading statement of a material fact, or omit to state a necessary material fact;
(c)To engage in any act, practice or course of business constituting a fraudulent act; or
(d)To engage in any manipulative practice with respect to the funds of the firm or its clients.

7.2 Prohibitions and restrictions

Employees are prohibited from establishing personal accounts at the firm to trade on their own account or that of an Associate.

Employees are prohibited from investing in the funds of clients which are managed or advised by Record (i.e. Prohibited Funds), a full list of which is published on the Intranet alongside this code. This list will be updated as Record's client list changes and will always be available to employees on the firm's intranet.

You must not for your Beneficial Interest:

(a)Effect any transaction which you know, or ought reasonably to know, to be forbidden by Record under these rules;
(b)Acquire or dispose of any investment which you know, or ought reasonably to know, would involve you in a conflict of your own interest or that of an Associate, with that of any client or with your duty to any client; or
(c)Effect any transaction relating to a Reportable Security with or through the agency of another authorised person, without informing that other authorised person that you are an officer or employee of Record and shall not request or accept from that other authorised person any credit or special dealing facilities in connection with the transaction without the specific consent of Record.
Furthermore, employees may not procure any other person to enter into such a transaction (except during the proper course of their employment), or communicate such information or opinion to any other person if they ought reasonably to know that the other person will as a result enter into such a transaction, procure or counsel some other person to do so.
7.3 Rights issues and take-overs

This code extends to:

•making any formal or informal offer to buy or sell;
•taking up rights on a rights issue;
•exercising conversion or subscription rights; and
•exercising an option (including options granted under the Share Scheme).

The code also extends to buying or selling an investment under any offer, including a takeover or tender offer, which is made to the public or all (substantially all) the holders of the investment concerned.
__________
1 A security held or to be acquired by a fund means any reportable Security which, within the most recent 15 days: (a) is or has been held by the fund; or (b) is being or has been considered by the fund or its investment adviser for purchase by the fund; and any option to purchase or sell and any security convertible into or exchangeable for, a Reportable Security as described.
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7.4 Trustees, personal representatives and agents
The code extends to dealings by employees:

(a)as a trustee of a trust or a personal representative of an estate, in which they or an Associate has a significant Beneficial Interest;
(b)as a trustee of any other trust or a personal representative of any other estate, unless relying entirely on the advice of another person (such as a broker or solicitor); or
(c)for the account of another person unless dealing as an employee of the firm.

7.5 Exclusions
Purchases or sales over which the employee has no direct control (such as the trading of designated investments or units within a collective investment scheme, authorised unit trust, pension - excluding self invested personal pensions - or life assurance policy) are excluded from the prohibitions and restrictions set out above.
Trades effective through organised offerings by the firm such as net settlement as these processes ensure appropriate controls are in place and clear records are maintained by the Finance Team (i.e. includes offer, approvals and execution).
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Item 8. Pre-clearance

8.1 Conflicts of interest
Due to the nature of conflicts of interest which may arise, employees are required to apply for pre-clearance prior to entering into a trade or investment in certain Reportable Securities which Record, on behalf of its clients, also undertakes.
Record Currency Management limited
These are (if in any doubt, speak to compliance before trading):
▪rolling spot FX contracts;
▪contracts for differences;
▪spread bets;
▪FX (spot, forwards or option) for profit transactions;
▪shares in Record plc including exercise of any options granted under the Record plc Share Scheme (Directors, PDMRs & Specified Persons please see Code of Ethics Part II);
▪investment in any fund Record manages, invests in on behalf of clients or promotes (this is disclosable to potential investors too);
▪investment in any WisdomTree ETF which tracks an index for which Record provides hedging signals;
▪any interest taken in an entity where Record is investment manager;
▪futures (only those we trade for clients - it is your responsibility to check);
▪options (those we trade for clients);
▪swaps (those we trade for clients); and
▪ETFs (those we trade for clients).
Record Asset Management GmbH
These are (if in any doubt, speak to compliance before trading):
▪rolling spot FX contracts;
▪FX (spot, forwards or option) for profit transactions;
▪shares in Record plc including exercise of any options granted under the Record plc Share Scheme (Directors, PDMRs & Specified Persons please see Code of Ethics Part II); and
▪investment in any fund RAM manages, invests in on behalf of clients or promotes (this is disclosable to potential investors too);
RAM Strategies GmbH
These are (if in any doubt, speak to compliance before trading):
▪shares in Record plc including exercise of any options granted under the Record plc Share Scheme (Directors, PDMRs & Specified Persons please see Code of Ethics Part II); and
▪investment in any fund RAM Strategies promotes (this is disclosable to potential investors too).
If permission is granted under the above criteria it will always require personal trades to be traded after client trading is completed.
NB You must update your personal account log and submit a duplicate contract note within 5 days of every personal trade you undertake including those you have to seek permission for. Please refer to section 70 below for more details on your personal account log and reporting obligations.
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8.2 Initial Public Offering
Employees must obtain pre-clearance before directly or indirectly acquiring Beneficial Interest in any security in an Initial Public Offering in any market or jurisdiction. For information only, this is a mandatory SEC requirement, notwithstanding the fact that Record does not undertake equity investment management.

8.3 Pre-clearance procedure
The pre-clearance procedure for the above transactions is as follows:
(a)Request permission from the Compliance Function, using the standard form attached at Schedule 5 or via email. A decision will be given within one working day of the request being made;
(b)If approved, the restricted transaction must be undertaken within 2 working days of permission being granted (though permission to work an order may be given over a longer period at the discretion of compliance); and
(c)The details of the transaction must be reported to the Compliance Function within 2 working days of trading. A copy of the contract note MUST be provided within 5 days to verify the following:

•Financial instrument
•Buy/sell
•Dealing date and time

•Broker/ counterparty
•Quantity
•Price
In order to facilitate the communication of this information, staff are obliged to ask their broker to send a duplicate contract note to the Compliance Function. If this is not a service provided, please inform Compliance and you will have to save a duplicate contract notes in your personal dealing folder and inform Compliance within 5 days of the trade being executed.
NB All staff must comply at all times with the Insider Dealing Rules (please refer to the Insider Dealing policy for details).

8.4 Pre-clearance procedure for Record Funds and Record pk
Dealing in the shares of Record plc by Directors, PDMRs and Specified Persons is covered by the Code of Ethics Part II and is subject to pre-clearance and minimum holding periods (please refer to Part II of the Code). Dealings in shares of Record plc by all other staff requires pre-clearance as set out in 8.3 above.

Dealing in the shares of a Record Fund is subject to the following conditions:
▪the minimum investment limits are met (including any waiver criteria);
▪the member of staff is individually approved by Compliance in accordance with agreed procedures (i.e. qualifying investor standards, affordability etc) as amended from time to time;
▪the units are held for a minimum of 6 months on a FIFO basis;
▪all trades are pre-cleared by compliance;
▪staff will not exercise voting rights to avoid conflicts of interest;
▪staff investments may be delayed to aggregate with other transactions or to be aligned with periodic rebalancing (unless initially investing as part of any new fund seeding); and
▪there can only be one purchase and sale 'round trip' in any 12 month period.
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Item 9. Individual reporting
In order to assist in demonstrating compliance with the code, each employee will:
(a)complete an Initial Holding Report of all Reportable Securities, no later than 10 working days after appointment together with any securities account details. The format of the reports are attached as Schedule 2 & 3 but can be submitted via email;
(b)maintain an up to date personal dealing log to record all trades undertaken (this log must be up to date within 1 week at all times)
(c)save a duplicate contract note or trade blotter for every reportable trade in their personal dealing folder within 5 days of the date of execution;
(d)notify Compliance of any trade completed within 5 days of execution;
(e)respond to each Quarterly Transaction Declaration request no later than 30 days after the end of each calendar quarter (details to support each declaration must be maintained within your personal dealing folder); and
(f)sign and return any issued Annual Holdings Report (which will be compiled from quarterly reports).
Item 10. Personal dealing folders and confidentiality
Personal Account Dealing Folders will be set up for each employee who undertakes personal account dealing and access permissions to their folder will be set to only include The Compliance Function and the member of staff themselves. All requests for pre-clearance, duplicate contract notes, personal account transaction reports and periodic holdings statements with the highest confidentiality, in accordance with Data Protection Regulation.
Such documents may on occasion be made available for inspection by the appropriate regulatory or government authorities and to Record's clients where it is a requirement of our Investment Management Agreement.
Item 11. Record keeping
Staff are responsible for maintaining their own personal dealing folders in accordance with this code. Compliance are responsible for maintaining version controlled copies of this code, all records relating to employee declarations and monitoring conducted. All records will be kept and made readily accessible for a minimum of five years.
Item 12. Monitoring and breaches
The Compliance Function will review reported trades from a market abuse perspective as they are reported and will also periodically review personal dealing folders and logs to ensure they are up to date and accurate.
All employees are required to submit a report to the Compliance Function promptly having become aware that any breach of this Code of Ethics has occurred and in any event within 15 days of so doing. Employees should also refer to the firm's Whistle-blowing Procedure if necessary.
Non-compliance with the requirements, prohibitions and restrictions contained herein may result in an employee being asked to reverse the affected personal trade or investment. Any individual who violates this Code of Ethics may also be subject to serious penalties in accordance with Record's Disciplinary Procedure, GPS awards as well as potentially being a reportable event to the regulator as a conduct breach.
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CODE OF ETHICS PART II
DEALING IN THE SHARES OF RECORD PLC
BY DIRECTORS, PERSONS DISCHARGING MANAGERIAL RESPONSIBILITIES (“PDMR”), PERSONS CLOSELY ASSOCIATED
(“PCA”) AND SPECIFIED PERSONS (all “Restricted Persons”)
INTRODUCTION

This Code is approved by the Record plc Board of Directors (Board) and should be read in conjunction with the firm’s Compliance Manual and this policy applies to all Record plc group employees.
This Code imposes restrictions on dealing in Record plc (Company) Securities beyond those imposed by law. Its purpose is to ensure that Restricted Persons do not abuse, and do not place themselves under suspicion of abusing, inside information that they may be thought to have, especially in periods leading up to an announcement of the Company's results.

This Code sets out the requirements of all Restricted Persons to notify the Company upon dealing in Company Securities and for PDMR’s and PCA’s to additionally notify the Financial Conduct Authority upon dealing in Company securities.

You should sign the acknowledgement at Appendix 1 or Appendix 2 to confirm your understanding of the contents of this Code and return it to the Company Secretary within seven days of receiving it.
Where you are deemed to be a Person Discharging Managerial Responsibilities you must also notify your Persons Closely Associated of their obligations under this Code and keep a record of that notification.

Nothing in this code sanctions a breach of The Market Abuse Regulation, the insider dealing provisions of the Criminal Justice Act 1993 or any other relevant legal or regulatory requirements.

For the avoidance of doubt, it is a criminal offence to deal on the basis of inside information, to share inside information with the intention of trading or to entice someone to trade on inside information. You are solely responsible for ensuring you do not trade on inside information. If you are in any doubt, please seek advice or speak to the Head of Compliance.
DEFINITIONS

1.In this Code the following definitions apply unless the context requires otherwise:

(a)"Closed Period" means:

(i)the period of 60 days immediately preceding the preliminary announcement of the listed company’s annual results or, if longer, the period from the end of the relevant financial year up to and including the time of the announcement; or

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(ii)the period of 60 days immediately preceding the publication of its annual financial report or, if longer, the period from the end of the relevant financial year up to and including the time of such publication; or
(iii)if the listed company reports on a half-yearly basis, the period from the end of the relevant financial period up to and including the time of such publication; or
(iv)if the listed company reports on a quarterly basis, the period of 30 days immediately preceding the announcement of the quarterly results or, if shorter, the period from the end of the relevant financial period up to and including the time of the announcement.
The Closed Periods for the financial year are normally available on the intranet and email notifications are issued by compliance.
(b)"Company Securities" means shares or debt instruments of Record plc or derivatives or other financial instruments linked to them.
(c)"Business Day" means:

(i)in relation to anything done or to be done in (including to be submitted to a place in) any part of the United Kingdom, any day which is not a Saturday or Sunday, Christmas Day, Good Friday or a bank holiday in that part of the United Kingdom; and
(ii)in relation to anything done or to be done by reference to a market outside the United Kingdom, any day on which that market is normally open for business;
(d)"Dealing" means (other than in paragraphs 23-26 (notification of dealings) below) any transactions on a person's own account (including a Person Closely Associated) or for the account of a third party, directly or indirectly, relating to the securities of the Company, and to include:
(i)any acquisition or disposal of, or agreement to acquire or dispose of any of the securities of the company;
(ii)entering into a contract (including a contract for difference) the purpose of which is to secure a profit or avoid a loss by reference to fluctuations in the price of any of the securities of the company;
(iii)the grant, acceptance, acquisition, disposal, exercise or discharge of any option (whether for the call, or put or both) to acquire or dispose of any securities of the company;

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(iv)entering into, or terminating, assigning or novating any stock lending agreement in respect of the securities of the company;
(v)using as security, or otherwise granting a charge, lien or other encumbrance over the securities of the company;
(vi)any transaction, including a transfer for nil consideration, or the exercise of any power or discretion effecting a change of ownership of a beneficial interest in the securities of the company; or
(vii)any other right or obligation, present or future, conditional or unconditional, to acquire or dispose of any securities of the company.
(e)"FCA" means the UK Financial Conduct Authority.

(f)"Inside information" has the meaning given to it in the Market Abuse Regulation.
(g)"Insider List (permanent)" means an Insider List kept by the Company in accordance with Article 18 of the Market Abuse Regulation.
(h)“Insider List (temporary)” means a list kept by the Company of persons who, due to the nature of their work, are or may become party to information which may be, or become, inside information;
(i)"Person Closely Associated" means:

(i)a spouse or civil partner;

(ii)a child or step-child under 18 years old who is not married and does not have a civil partner;
(iii)a relative who has shared the same household for at least one year on the date of the transaction concerned; or
(iv)a legal person, trust or partnership, the managerial responsibilities of which are discharged by a PDMR or by a person referred to in paragraph (i), (ii), or (iii), which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person.
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(j)"Person Discharging Managerial Responsibilities" or "PDMR" means (i) each statutory Director (or the overseas equivalent) on the Board of any of the Record Group of companies; and (ii) any other person identified who has regular access to inside information relating directly or indirectly to the Company and power to take managerial decisions affecting the future developments and business prospects of the Company (any such person will be formally told in writing that they are a PDMR).
(k)"Prohibited Period" means:

(i)any Closed Period; or

(ii)any period when there exists any matter which constitutes inside information in relation to the Company.
(l)"Prohibited Person" means:

(i)a Person Discharging Managerial Responsibilities;

(ii)a Person Closely Associated with a PDMR;

(iii)a Specified Person.

(m)“Specified Person” means any person whose name is (and remains at the relevant time) included on an Insider List (either permanent or temporary) of the Company and who is not a PDMR or PCA.
DEALING BY RESTRICTED PERSONS

2.A Restricted Person must not deal in Company Securities without obtaining clearance to deal in advance in accordance with paragraph 3 of this Code.
CLEARANCE TO DEAL

3.
(a)A director (other than the chairman or chief executive) or company secretary must not deal in Company Securities without first notifying the chairman (or a director designated by the board for this purpose i.e. CFO or Compliance Director) and receiving clearance to deal from him/her.

(b)The chairman must not deal in any Company Securities without first notifying the chief executive and receiving clearance to deal from him/her or, if the chief executive is not present, without first notifying the senior independent director, or a committee of the board or other officer of the company nominated for that purpose i.e. CFO or Compliance Director, and receiving clearance to deal from that director, committee or officer.

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(c)The chief executive must not deal in any Company Securities without first notifying the chairman and receiving clearance to deal from him/her or, if the chairman is not present, without first notifying the senior independent director, or a committee of the board or other officer of the company nominated for that purpose i.e. CFO or Compliance Director, and receiving clearance to deal from that director, committee or officer.
(d)Restricted Persons (who are not directors) must not deal in any Company Securities without first notifying the Director of Compliance or a designated director i.e. CFO and receiving clearance to deal from him/her.
4. Any dispute with regard to a person's inclusion on an Insider List shall be settled at the absolute discretion of the person designated to grant or withhold clearance to deal as set out in paragraph 3.

5. A request for clearance under paragraph 3 of this Code must be given in the form appended to this Code in Appendix 3 either in hard copy form or by confirming same via email. Copies are available from Intranet under “Staff Conduct”.

6. A response to a request for clearance to deal will be given within two business days of the request being made.

7. The company must maintain a record of the response to any dealing request made by a Restricted Person and of any clearance given. A copy of the response and clearance (if any) must be given to the Restricted Person concerned.

8. A Restricted Person who is given clearance to deal in accordance with paragraph 3 must deal as soon as possible and in any event within two business days of clearance being received. If not traded within this period, a new request must be submitted.

9. Where clearance to deal is granted to a Restricted Person and that person subsequently comes into possession of inside information relating to the Company, that Restricted Person may not carry out the trade.
10. Where a person having already received clearance to deal, places an order in Company Securities and subsequently comes into possession of inside information, that order must be left intact as the cancelling or amending of any order where the order was placed before the Restricted Person possessed the inside information, shall be considered to be insider dealing.

CIRCUMSTANCES FOR REFUSAL

11. Subject to paragraphs 12 to 18 below, a Restricted Person must not be given clearance to deal in Company Securities:

(a)during a Prohibited Period; or
(b)on considerations of a short term nature. An investment with a maturity of one year or less will always be considered to be of a short term nature.
(c)if that person is a beneficiary of the securities of the Scheme that person is prohibited from participating in transactions other than the dealing arising from the Scheme until all of the Scheme’s transactions have been completed; or
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(d)If a person is a member of the Scheme that person is prohibited from making purchases during the period.
(e)If, in the opinion of the approver, price sensitive information is available within the firm which, if said information was in the public domain, would affect the share price.

DEALINGS PERMITTED DURING A PROHIBITED PERIOD

Dealing in exceptional circumstances

12. A Restricted Person, who is not in possession of inside information, may be given clearance to deal on a case-by-case basis due to the existence of exceptional circumstances, such as severe financial difficulty, which require the immediate sale of Company Securities. Clearance may be given for such a person to sell (but not purchase) Company Securities when he or she would otherwise be prohibited by this code from doing so. The determination of whether the person in question is in severe financial difficulty or whether there are other exceptional circumstances can only be made by the director designated for this purpose i.e. CFO or Compliance Director.

13. A Restricted Person shall provide a reasoned written request to the Company for obtaining permission to proceed with immediate sale of Company Securities during a Prohibited Period. The written request shall describe the envisaged transaction and provide an explanation of why the sale of Company Securities is the only reasonable alternative to obtain the necessary financing.

14. When deciding whether to grant permission to proceed with immediate sale of its Company Securities during a Prohibited Period, the Company shall make a case- by-case assessment of the request by the Restricted Person. The Company shall permit the immediate sale of Company Securities pursuant to paragraph 12 only when the circumstances for such transactions may be deemed exceptional and where the sale cannot be carried out at any time other than during the relevant prohibited period.
15. Circumstances shall be considered to be exceptional when they are extremely urgent, unforeseen and compelling and where their cause is external to the Restricted Person and the Restricted Person has no control over them. The Company shall take into account, among other indicators, whether and to the extent to which the Restricted Person:
(a)is at the moment of submitting its request facing a legally enforceable financial commitment or claim; or

(b)has to fulfil or is in a situation entered into before the beginning of the Prohibited Period and requiring the payment of sum to a third party, including tax liability, and cannot reasonably satisfy a financial commitment or claim by means other than immediate sale of shares.

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Other permitted dealings during a Prohibited Period

16. Clearance may be granted to Restricted Persons with regard to the following dealings within Prohibited Periods (provided that the dealing cannot be carried out at any time other than during the relevant prohibited period):
(a)awards or grants of financial instruments under an employee scheme, provided that the following conditions are met:

(i)the employee scheme and its terms have been previously approved by the Company where required by law and/or the Listing Rules & DTRs and the terms of the employee scheme specify the timing of the award or the grant and the amount of financial instruments awarded or granted, or the basis on which such an amount is calculated and given that no discretion can be exercised; and

(ii) the Restricted Person does not have any discretion as to the acceptance of the financial instruments awarded or granted;
(b)awards or grants of financial instruments under an employee scheme that takes place in the Prohibited Period provided that a pre-planned and organised approach is followed regarding the conditions, the periodicity, the time of the award, the group of entitled persons to whom the financial instruments are granted and the amount of financial instruments to be awarded, the award or grant of financial instruments takes place under a defined framework under which any inside information cannot influence the award or grant of financial instruments;

(c)exercises of options or warrants or conversion of convertible bonds assigned to a Restricted Person under an employee scheme when the expiration date of such options, warrants or convertible bonds falls within a Prohibited Period, as well as sales of the shares acquired pursuant to such exercise or conversion, provided that all of the following conditions are met:
(i) the Restricted Person notifies the Company of its choice to exercise or convert at least four months before the expiration date;
(ii) the decision of the Restricted Person is irrevocable; and

(iii) the Restricted Person has received the authorisation from the Company prior to proceeding;
(d)acquisitions of the Company's financial instruments under an employee saving scheme, provided that all of the following conditions are met:
(i) the Restricted Person has entered into the scheme before the Prohibited Period, except when it cannot enter into the scheme at another time due to the date of commencement of employment;

(ii) the Restricted Person does not alter the conditions of his participation into the scheme or cancel his participation into the scheme during the Prohibited Period;

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(iii) the purchase operations are clearly organised under the scheme terms and that the Restricted Person has no right or legal possibility to alter them during the Prohibited Period, or are planned under the scheme to intervene at a fixed date which falls in the Prohibited Period;

(e)transfers or receipt, directly or indirectly, of financial instruments, provided that the financial instruments are transferred between two accounts of the Restricted Person and that such a transfer does not result in a change in price of financial instruments;

(f)acquisitions of qualification or entitlement of shares of the Company where the final date for such an acquisition, under the Company's constitution falls during the Prohibited Period, provided that the Restricted Person submits evidence to the Company of the reasons for the acquisition not taking place at another time, and the Company is satisfied with the explanation provided;
(g) the election to accept Company Securities under the Group Profit Share Scheme, which are confidential to the employee/director and must not be disclosed (except to the persons administering the scheme and directly involved with accepting the election); and

(h) other transactions falling within the meaning of Article 19(12)(b) of the Market Abuse Regulation.

Additional discretion to grant clearance

17. The person responsible for granting clearance to deal pursuant to paragraph 3 may (in addition to any powers to grant clearance pursuant to paragraphs 11 to 15), in circumstances within parameters agreed by the board from time to time, grant clearance:

(a)to a PDMR to deal at any time other than a Closed Period; or
(b)to a Restricted Person other than a PDMR to deal at any time.

Circumstances in which this discretion may be granted include (without limitation) where the proposed dealing is to be carried out in the discharge of an obligation that has become due in good faith and not to circumvent the prohibition against insider dealing and:

(a)that obligation results from an order placed or an agreement concluded before the person concerned possessed inside information; or
(b)that transaction is carried out to satisfy a legal or regulatory obligation that arose before the person concerned possessed inside information.

18. For the avoidance of doubt, clearance to deal may, at the discretion of the person responsible for granting clearance to deal pursuant to paragraph 3, be granted at any time to a Restricted Person who is not a PDMR and who is not included on any Insider List.
Dealing by Persons Closely Associated with PDMRs

19. A PDMR must take reasonable steps to prevent any dealings by or on behalf of any of his Persons Closely Associated in any Company Securities on considerations of a short term nature.

20. A PDMR must take reasonable steps to prevent dealings in Company Securities during a Closed Period by or on behalf of any of his Persons Closely Associated.
Code of Ethics Part II Apr 2022                            Page 8

21. A PDMR must take reasonable steps to prevent dealings in Company Securities during a Closed Period by an investment manager on his behalf or on behalf of any Person Closely Associated whether either party has assets with that investment manager, whether or not discretionary (except as provided under paragraphs 16(d) and 16(f)).

22. A PDMR must advise all of his Persons Closely Associated:

(a)of the name of the Company within which he is a PDMR and that they are deemed to be a Person Closely Associated with him as PDMR;
(b)of the Closed Periods during which they cannot deal in Company Securities; and
(c)that they must advise the Company and the Financial Conduct Authority after they have dealt in Company Securities.
Notification of dealings by PDMRs and Persons Closely Associated

23. PDMRs, as well as Persons Closely Associated, must notify the Company and the Financial Conduct Authority of every transaction conducted on their own account relating to Company Securities.

24. Such notification must be made to the FCA no later than two Business Days after the date of the transaction on the form prescribed by the FCA for this purpose.
25. PDMRs must inform the Company of any transaction of the kind set out in paragraph 23 and must use their reasonable endeavours to notify the Company of any such transactions by their Persons Closely Associated, as soon as possible, and in any event no later than the day following the transaction.

26. The Company must announce the details of transactions notified to it under paragraph 23 within two Business Days of the relevant transaction.
Code of Ethics Part II Apr 2022                            Page 9

APPENDIX 1 ACKNOWLEDGEMENT OF PDMR
I confirm that:

(a)I have received a copy of the Code (which includes a copy of the share dealing application form); and
(b)I have read and understand the dealing restrictions in relation to Company Securities and agree to comply with the terms of the Code; and

(c)I am a PDMR of the company under the terms of the Code; and

(d)I have identified my PCA’s and informed them in writing of their obligations under the terms of the Code and have retained copies of such notifications; and

(e)I have provided a list of my PCA’s to the Company and will notify the Company of any changes as necessary going forward; and
(f)I am aware of my reporting obligation to the Company in the event of myself or any PCA trades in Company Securities; and

(g)I am aware of my reporting obligation to the FCA in the event of myself or any PCA trades in Company Securities.

Signed:

Name:

Date:

Code of Ethics Part II Apr 2022                            Page 10

APPENDIX 2 ACKNOWLEDGEMENT OF SPECIFIED PERSON
I confirm that:

(a)I have received a copy of the Code (which includes a copy of the share dealing application form); and

(b)I have read and understand the dealing restrictions in relation to Company Securities and agree to comply with the terms of the Code; and

(c)I am aware of my reporting obligation to the Company in the event of any trades in Company Securities.

Signed:

Name:

Date:
Code of Ethics Part II Apr 2022                            Page 11

APPENDIX 3 - RECORD PLC
SHARE DEALING CONSENT APPLICATION

1.Name of applicant …………………………………………………

2.Name of registered holder of securities (if different from name of applicant):

………………………………………………………………………………

3.Nature of dealing and number of securities involved

…………………………………………………………………………………………
…………………………………………………………………………………………

………………………………………………………………………………………..

4.I confirm that in the event that inside information comes into my possession prior to dealing, I will not carry out the dealing. I am not dealing in any securities of the Company on considerations of a short term nature.

Signed………………………………………………………………

Date ………………………………………………………………
(*Delete as appropriate)

________________________________________________________________________________
For Chairman/Chief Executive/CFO/Compliance Officer/Company Secretary use only

CLEARANCE GRANTED/REFUSED BY: Chairman/Chief Executive/CFO/Compliance Officer/Company Secretary*

Signed………………………………………………………..

Date: …………………………………………………………
IMPORTANT – AUTHORITY ONLY GIVEN FOR TWO BUSINESS DAYS
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This form passed to the Company Secretary…………………………………………(date)
Recorded ………………………………………… (date) Initials: …………………………
Employee advised of decision
By:…………………………………………(insert name)
Date and time: …………………………………………
(*Delete as appropriate)